EXHIBIT 23

Consent of Independent Certified Public Accountants

Foremost Corporation of America
Grand Rapids, Michigan

We hereby consent to the inclusion and incorporation by reference of our report dated February 12, 1999, relating to the consolidated financial statements of Foremost Corporation of America appearing in the Company's definitive proxy statement on Schedule 14A in that Company's previously filed Form S-8 Registration Statements for its Directors' Restricted Stock Plan and Long-Term Incentive Plan (No. 33-96692), Non-Qualified Stock Option Plan (No. 33-96694), Restricted Stock Plan (No. 333-46963), Executive Stock Purchase Plan (No. 333-63981) and Stock Option Plan of 1998 (No. 333-63979).

We also consent to the reference to us as experts under the caption "Independent Auditors" in the definitive proxy statement.

/s/ BDO Seidman LLP

January 26, 2000
Grand Rapids, Michigan